RIDER OF AGREEMENT OF SUBLEASE
                           MADE AS OF FEBRUARY 8, 1999
          BY AND BETWEEN ECUMENICAL COMMUNITY DEVELOPMENT ORGANIZATION
                   INC. ("ECDO") as OVERTENANT OR ("LANDLORD")
                          AND URBAN COOL NETWORK, INC.
                AS ("TENANT") or ("UNDERTENANT") or ("SUBTENANT")

THIS SUBLEASE RIDER IS INTENDED TO BE AFFIXED TO THE SUBLEASE. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THIS RIDER AND THE PRINTED PORTION OF THE SUBLEASE AGREEMENT, THE PROVISIONS OF THIS RIDER SHALL CONTROL.

1. FIXED RENT/PARTIAL PAYMENT/HOLDING OVER

Undertenant shall pay to Overtenant fixed rent during the first twelve (12) months of the term an amount of fixed rent per year, payable in equal monthly installments in advance no later than the fifth business day of each and every calendar month.

For the purpose of this Sublease the fixed rent shall be as follows. Payable in equal monthly installments:

Period              Year/Term            Monthly Installments         Annual

YR     1     Mar 1, 1999 to Feb 28, 2000       $816.66                $9,800*
YR     2     Mar 1, 2000 to Feb 28, 2001       $849.33                $10,192
YR     3     Mar 1, 2001 to Feb 28, 2002       $883.33                $10,600
YR     4     Mar 1, 2002 to Feb 28, 2003       $918.66                $11,024
YR     5     Mar 1, 2003 to Feb 28, 2004       $955.41                $11,465
YR     6     Mar 1, 2004 to Feb 28, 2005       $993.66                $11,924
YR     7     Mar l, 2005 to Feb 28, 2006       $1,033.41              $12,401
YR     8     Mar 1, 2006 to Feb 28, 2007       $1,074.75              $12,897
YR     9     Mar 1, 2007 to Feb 28, 2008       $1,117.75              $13,413
YR    10     Mar 1, 2008 to Feb 28, 2009       $1,162.50              $13,950
YR    11     Mar 1, 2009 to Feb 28, 2010       $1,209.00              $14,508
YR    12     Mar 1, 20l0 to Feb 28, 2011       $1,257.33              $15,088
YR    13     Mar 1, 2010 to Feb 28, 20l2       $1,307.66              $15,692
YR    14     Mar 1, 2012 to Feb 28, 2013       $1,360.00              $16,320
YR    15     Mar 1, 20l3 to Feb 28, 2014       $1,414.41              $16,973

RENTAL ABATEMENT

*Fixed rent for the first three (3) equal monthly installments, shall be reduced to $0.00 to give effect to a Rent Abatement. No part of the Rent Abatement shall be granted unless no event or default exists under the Sublease.


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

RENTAL PAYMENTS IN FULL

Undertenant shall make rental payments in full: Payment or receipt of rental payment of less than the amount stated in the Sublease shall be deemed to be nothing more than partial payment on that month's account. Under no circumstances shall Overtenants acceptance of a partial payment constitute accord and satisfaction. Nor will Overtenant's acceptance of a partial payment forfeit Overtenant's right to collect the balance due on the account, despite any endorsement, stipulation, or other statement on any check.

If Undertenant holds over in possession after the expiration or sooner termination of the original term or of any extended term of this Sublease, such holding over shall not be deemed to extend the Term or renew the Sublease, but such holding over hereafter shall continue upon the covenants and conditions herein set forth, except that the charge for use and occupancy of such holding over for each calendar month or part thereof (even if such part shall be a small fraction of a calendar month) shall be the sum of:

1/12 of the highest annual rent rate set forth in this Sublease, times 2.5 plus

1/12 of annual Additional Rent, which annual Additional Rental would have been payable pursuant to this Sublease and this Sublease not expired, plus

Those other times of Additional Rent (not annual Additional Rent) which would have been payable monthly pursuant to this Sublease, had this Sublease not expired, which total sum Undertenant agrees to pay to Overtenant promptly upon demand, in full, without set-off or deduction. Neither the billing or the collection of use and occupancy charge shall be deemed a waiver of any right of Overtenant to collect damages for Undertenant's failure to vacate the Demised Premises after the expiration or sooner termination of this Sublease. The aforesaid provisions of this Article shall survive the expiration of this Sublease.

2. NOTICES

In accordance with paragraph twelve of the Lease all notices provided herein shall be forwarded to the following address:

UNDERTENANT (TENANT)
Urban Cool Network, Inc.
3416 Hightimber Road
Grapevine, Texas 76051
Attn: Jacob R. Miles, III. President

OVERTENANT (LANDLORD)
Ecumenical Community Development Organization
475 Riverside Drive - Room 1940


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

New York, New York 10115-1940
Attn: Janice Berthoud, Executive Director

3. EXCULPATION

If Landlord or any successor in interest is an individual, joint venture, tenancy-in-common, general or limited partnership, unincorporated association or other unincorporated aggregate of individuals (collectively, "unincorporation Owner") and shall at any time have any liability under, pursuant to or in connection with this Lease, neither Tenant nor any other party shall seek any personal or money judgement against unincorporated Landlord or such individuals who are agents or employees or serves as Board members at ECDO or James Van Der Vee Houses LLP Associates or in any other way under or pursuant to this Lease.

4. BROKER

Tenant shall indemnify and hold Landlord harmless from and against any and all loss, liability claims or expenses (including, without limitation attorneys' fees) that Landlord may incur by reason of the breach of the foregoing representation or by reason of the claims of brokers in connection with this transaction or arising out of any assignment of this Sublease of all or a part of the Demised Premises by Tenant. The Landlord understands Tenant represents that "no broker" has or shall participate in this conveyance of a leasehold interest.

5. LATE CHARGES

If Tenant fails to pay an installment of Fixed Rent or Additional Rent by the tenth (10) day of each month, Tenant shall be required to pay a late charge of two (2) cents for each dollar unpaid. Which amount shall increase to eight (8) cents for each dollar unpaid in the event any installment of fixed rent is paid after the tenth (10) day of each month more than (3) times in any 12 month period. Such charge is to be computed retroactively to the date on which Fixed Rent or Additional Rent became due and payable. The late charge is intended to compensate Landlord for additional expenses incurred in processing such late payments and is not intended to prevent Landlord from exercising any other available remedies against Tenant.

6. TENANT COVENANTS

Tenant shall not make any claim against Landlord for any injury or damage to Tenant or to any other person or for any damage (by water, malicious mischief or otherwise) to, or loss of, or loss or use of, (by theft, mysterious disappearance or otherwise) any property of Tenant or of any other person, or property regardless of the cause of such injury, damage or loss, unless caused by the negligence of Landlord, its agents, servants or employees, in the operation or maintenance of the Demised Premises or the building. No property other than such as might normally be brought upon or kept in the Demised


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

Premises as incidental to the reasonable and intended use of the Demised Premises for the purposes herein specified shall be brought upon or kept in the Demised Premises.

Tenant shall, at its sole cost and expense:

Maintain the Demised Premises and the sidewalk frontage in a clean and sanitary manner. If Tenant uses a cleaning service, such service shall be first approved and designated by the Landlord.

Remove all rubbish and other debris from the Demised Premises to such locations in the Building as may be reasonably specified by Landlord from time to time and under conditions approved by Landlord. Tenant shall pay all fines, taxes and levis which may be imposed by reason of Tenant's failure to keep sidewalk frontage clean and free of snow, rubbish or debris.

Obtain and maintain a service contract (or contracts) with a person or company reasonably acceptable to Landlord for the extermination of vermin, rats, mice, flies, roaches, and other insects in the Demised Premises and use all reasonable diligence in accordance with the best prevailing methods for doing so in the Borough of Manhattan to prevent and exterminate vermin, rats, mice, flies, roaches and other insects in, on or about the Demised Premises.

Tenant shall, as its sole cost and expense, place and maintain machines and mechanical equipment located in the Demised Premises that cause noise or vibration that may be transmitted to the structure of the Building (to such a degree as to be reasonably objectionable to Landlord or any occupant of the Building) in settings of cork, rubber, or spring type vibration eliminator sufficient to eliminate noise of vibration.

Undertenant has inspected the Demised Premises and agrees to take them as they are in an "as is" condition. Undertenant agrees to bear all expenses of making nonstructural repairs to the Demised Premises including without limitation, plumbing, electrical work and fixtures servicing the Demised Premises only in a good workman like manner.

7. INSURANCE

Tenant shall, at its sole cost and expense, obtain and at all times during the Term maintain with responsible insurance carriers acceptable to Landlord licensed to do business in the State of New York, insurance covering the Demised Premises for the mutual benefit of Landlord and Tenant as follows:

Fire Insurance with broad form extended coverage endorsement from time to time available, for an amount not less than the full replacement value of Tenant's Improvements and Tenant's personal property located in the Demised Premises. "Full replacement value" shall be determined at the request of the Landlord by an architect, appraiser, appraisal company or one of the insurer's selected by Landlord and paid for by Tenant, but such determination shall not be required by made more frequently than once every two (2) years. No omission on the part of the Landlord to request any such determination shall relieve Tenant of any of its obligation under this Lease.


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

Comprehensive General Liability Insurance, with such limits as may be reasonably requested by Landlord from time to time, but not less than a combined single limit of $1,000,000.00.

All required insurance policies shall name Landlord as an additional insured or loss payee, as the case may be, and shall include a provision that they shall not be canceled without thirty (30) days prior written notice to Landlord. Tenant shall deliver copies of all required insurance policies or certificates evidencing such coverage prior to the Commencement Date and renewal policies prior to the expiration of the existing policies together with evidence of the payment of premiums therefore.

Tenant shall not be responsible to pay any insurance premium increase which would have occurred because of the operation of tenant's business within the building, but only because of some particularly hazardous use by Undertenant in excess of normal business use. Landlord and undertenant hereby each release the other from all liability, whether for negligence or otherwise, in connection with loss covered by fire and/or extended coverage insurance policies, which the Landlord or Undertenant carries with respect to the Demised Premises, or any interest or property therein or thereon, whether or not such insurance is required to be carried under this Lease. Such release is also conditioned upon the inclusion in the policy or policies of insurance whereby any such release shall not adversely affect said policies, or prejudice any right of the releasor to recover thereunder. Each party agrees that its insurance policies will include such provision so long as the same shall be obtainable without extra cost, or if extra cost should be charged therefore, so long as the party for whose benefit the clause or endorsement is obtained shall pay such extra cost. If extra cost shall be chargeable therefore, each party shall advise the other of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or casualty, and to the extent that such insurance is in force and collectible shall waive all rights and recovery against the other or anyone claiming thereunder or claiming by or under each of them by way of subrogation or otherwise.

8. EVENT OF DEFAULT/ADDITIONAL REMEDIES

Undertenant shall not be deemed in default under this Lease and Landlord shall not pursue any of the remedies otherwise provided in this Lease, or at law or in equity, unless and until an "Event of Default" shall have occurred. For the purposes of this Lease an "Event of Default" shall be deemed to mean: (a) with respect to a default in the payment of money, that Undertenant has not timely paid the amount due, Landlord has given Undertenant written notice that Undertenant has failed to timely make such payment, and Underienant has failed to cure such monetary default within ten (10) days after receipt of such written notice of default from Landlord; (b) with respect to any other default, that Undertenant has failed to cure such default within thirty (30) days after receipt of written notice of default from Landlord, or, if such default cannot be cured with reasonable diligence within such period of time, that Undertenant has failed to commence such cure within such thirty (30) day period of time and thereafter failed to pursue completion of such cure with reasonable diligence."

If the Term shall terminate pursuant to this Lease by reason of Tenant's Default then:


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

Tenant shall pay to Landlord all Fixed Rent and Additional Rent required to be paid by Tenant to the date upon which the Term shall have terminated or to the date of re-entry upon the Demised Premises by Landlord, as the case may be.

Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise.

Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency between the Fixed Rent and Additional Rent payable for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent to be the same as was payable for the twelve (12) month period immediately preceding such termination or re-entry) and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of this Lease for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease or Landlord's re-entry upon the Demised Premises and, in connection with such reletting, all repossession costs, brokerage commission, legal expenses, attorney's fees, alteration costs and other reasonable expenses); and

Any such deficiency shall be paid in monthly installments by Tenant on the days specified in the lease for the payments of installment of Fixed Rent. Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise and no suit to collect the amount of the deficiency for any month shall prejudice Landlord's right to collect the deficiency for any subsequent month by a similar proceeding. Alternatively a suit or suits for the recovery of such deficiencies may be brought by Landlord from time to time at its election.

9. LEGAL REQUIREMENTS

Tenant's business shall be and remain in compliance with all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Demised Premises or any part thereof, or the improvements now or hereafter located thereon, or the facilities or equipment therein, or any of the adjoining sidewalks, curbs, vaults or vault space, if any, street or ways, or the appurtenances to the Demised Premises or the franchises and privileges connected therewith, or any use or condition of the Demised Premises or any part thereof. Legal Requirements shall include but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and particularly all other applicable environmental laws and regulations, and all requirements to be complied with pursuant to any certificate of occupancy affecting the Demised Premises.

If at any time during the Term of this Sublease, the fire safety law requirements of the City of New York pursuant to Local Law #5 of 1973 or otherwise ("Fire Requirements") or the masonry or exterior wall requirements of the City of New York pursuant to Local Law #10 of 1980 or otherwise ("Masonry

Requirements") or life safety requirements of the City of New York pursuant to Local Law #16 of 1984 or otherwise ("Safety Requirements") or any other laws or requirements of the City of New York or any agency having jurisdiction ("Other Requirements") impose any obligations or requirements upon Landlord to perform any alteration, installations, changes or improvements (collectively "changes") to the Demised Premises, then Tenant shall comply with the Fire Requirements, or Other Requirements to the extent such requirements relate solely to improvements made by Undertenant to the Demised Premises. Tenant shall provide Landlord with notice of any such violations received by Undertenant promptly upon receipt of same. The obligation of Tenant in respect of such Additional Rent shall survive the expiration of this Lease. Notwithstanding anything to the contrary in this Paragraph, should Tenant's use, occupancy, or installations require specific compliance under such Requirements above, then Tenant shall be responsible for 100% of the costs of said Charges.

Landlord shall be obligated to comply with all other Fire, Safety or Other Requirements which are not expressly Tenant's obligation under this Lease.

10. ALTERATIONS

Anything in the Sublease to the contrary notwithstanding, Landlord shall not unreasonably withhold or delay approval of written requests by Tenant to make non-structural interior alterations, decorations, additional and improvements (herein referred to as "alterations") in the Demised Premises, provided that such alterations do not affect utility services or plumbing and electrical lines or other systems of the building, and provided that all such alterations shall be performed in accordance with the following conditions:

All alterations costing more than $2,500.00 shall be performed in accordance with plans and specifications first submitted to Landlord for its prior written approval.

All alterations shall be done in a good and workman like manner. Alterations shall be done in compliance with all other applicable provisions of this Lease and with all governmental authorities having jurisdiction and Tenant shall, prior to the commencement of any such alterations, as its sole and exclusive expense, obtain and exhibit to Landlord any governmental permit required in connection with such alterations.

All work in connection with alterations shall be performed with bonded contractors having the proper professional qualifications under the laws of the State of New York.

Tenant shall keep the building and the Demised Premises free and clear of all liens for any work or material claimed to have been furnished to Tenant or to be Demised Premises.

Prior to the commencement of any work by or for Tenant, Tenant shall furnish to Landlord Certificates of Insurance evidencing the existence of the following insurance:

Workman's compensation insurance covering all persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Landlord.


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

General liability insurance naming Landlord, and or its assigns as co-insured, and Tenants as insured, with limits of not less than $1,000,000 in the event of bodily injury to one person and not less than $1,000,000, in the event of bodily injury to any number of persons in any one occurrence and with limits of not less than $500,000 for property damage. Tenant, at its sole cost and expense, shall cause all such insurance to be maintained at all times when the work to be performed for or by Tenant is in progress. All such insurance shall be issued by a company authorized to do business in New York and all policies, or certificates therefore, issues by the insured and bearing notations evidencing the payment of premiums, shall be delivered to Landlord.

All work to be performed by Tenant shall be done in a manner which will not unreasonably interfere with or disturb other Tenants and occupants of the building.

Any alterations to be made by Tenant (other than plumbing and electrical work) may be performed by any licensed and bonded contractor or mechanic (collectively "Contractor") selected by Tenant and approved by Landlord, which approval Landlord agrees it will not unreasonably withhold or delay, provided the Contractor's performance of the alterations would not result in any discord or disturbance in the Building.

Tenant may with the prior written approval of Landlord, which shall not unreasonably be withheld at any time during the Term, remove any alterations made by Tenant, solely at its expense, provided Tenant promptly repairs any damage resulting from such removal.

Any restoration or repair which Tenant is required to make (whether structural or non-structural) shall be of a quality or class equal to the then Building Standard. Tenant shall pay to Landlord the sum of TWO HUNDRED AND FIFTY DOLLARS ($250.00) as a processing fee in connection with any of Tenant's Changes or Alterations which must be approved of by Landlord in accordance with the terms of this Lease. This provision shall apply only to such changes or alterations made after the Tenant's initial remodeling of the Demised Premises upon occupancy.

The time during which the Landlord may make Landlord's elections pursuant to the terms of this Sublease shall be extended to include a period commencing thirty
(30) days prior to the expirations or other termination of this Lease or any renewal or extension thereof and termination ninety (90) days thereafter. Tenant agrees that Landlord's rights hereunder shall survive the expiration of this Lease or any renewal or extension thereof.

Nothing in this Sublease shall be construed in any way as constituting the permission, consent or request of the Landlord, express or implied, through act or omission to act by interference or otherwise, to any contractor, subcontractor, laborer, or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, installation, additional decoration, alteration, or repair of Demised Premises or as giving the Tenant the right, power, or authority to contract for or permit the rendering of any service or the furnishing of any material that would give rise to the filing of any mechanic's lien against the fee of the Demised Premises.

Any non-structural interior change, alteration and/or improvement which costs less than $10,000.00 and which does not adversely affect utility services or plumbing and electrical lines or other systems of the building may be made by Undertenant without the requirement of any consent or approval by Landlord and without requirement of the preparation of plans or specifications unless required by law, All other changes, alterations and/or improvements shall be subject to Landlord's prior written approval, which Landlord agrees shall not be unreasonably withheld or delayed.

11. CONTRACTORS

Contractors hired by Sub-tenant to make alterations and/or repairs in excess of $25,000.00 must be bonded and insured. Undertenant shall provide Landlord with proof of such bond and insurance prior to commencement of such repairs and/or alterations. Tenant shall discharge any liens which result in the hiring and use of any such contractor within thirty (30) days after receipt of notice of such lien and the Sub-tenant's obligations to discharge such liens shall survive the termination of this Sublease Agreement.

12. SQUARE FOOTAGE

Tenant acknowledges that no representations have been made by the Landlord as to the amount of square footage in the Demised Premises, irrespective of any reference in this Lease to square footage for any computation. The tenant has inspected the Demised Premises and relies upon Tenant's own judgment in computing the square footage.

13. PLATE GLASS

Tenant, at its own cost and expense, shall replace all damaged or broken plate glass or other windows in or about the Demised Premises in a prompt and timely manner.

14. ADDITIONAL RENT

All payments other than Fixed Rent to be made by Tenant pursuant to this Sublease shall be deemed Additional Rent and, in the event of any non-payment, Landlord shall have all rights and remedies provided for herein by law for non-payment of rent.

15. GAS, WATER AND ELECTRIC

Tenant shall make its own arrangements with the public utility company or companies or such New York City agencies servicing the Demised Premises for the furnishing of and payment of charges for gas and water. In no event shall Landlord be responsible for charges of any such service. If gas is used in the Demised Premises, Tenant covenants to install the appropriate gas cutoff devices (manual and automatic) and meters for such service at Tenant's own cost and expense. Landlord shall cause an appropriate water meter to be installed in the Demised Premises to monitor tenants water usage


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

and consumption. Tenant shall pay Landlord a one time charge of $675.00 in consideration therefore. Tenant shall pay for all water usage and consumption directly to water company.

16. LANDLORD'S COSTS BY TENANTS DEFAULTS

If Landlord, as a result of a default by Tenant of any of the provision of this Sublease, including the covenants to pay rent and/or Additional Rent, makes any expenditure or incurs any obligations for the payment of money, including but not limited to attorney's fees, in instituting, prosecuting or defending any action or proceeding, such sums so paid or obligations so incurred with interest and costs shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within five (5) days of rendition of any bill or statement to Tenant therefore, and if any expenditure is incurred in collecting such obligations, such sum shall be recoverable by Landlord as additional damages.

17. DEPOSIT OF CHECKS

Landlord's deposit of any checks delivered by Tenant simultaneously with Tenant's execution and delivery of this Sublease shall not constitute Landlord's execution and delivery of this Sublease.

18. FULL INTEGRATION OF SUBLEASE AGREEMENT

This Sublease embodies the entire agreement between Landlord and Tenant. Any change, addition, waiver, release or discharge of this Lease shall be ineffective unless the party against whom such change, addition, waiver, release or discharge is sought to be enforced. Each right, power and remedy of Landlord provided for in this Lease or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Landlord of any or all such other rights, power or remedies.

19. PURCHASE OF ELECTRIC BY TENANT

If electric currently being supplied to Tenant is by the public utility corporation serving the part of the city where the building is located, Tenant agrees to purchase same directly from such public utility corporation. Tenant shall at its own cost and expense cause a separate meter to be installed to monitor Tenant's electrical usage and shall maintain said meter in good working condition and permit access by authorized personnel from utility company to be read. Any rise or risers to supply Tenant's electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, if in Landlord's sole judgment, the same are necessary and will not cause permanent damage or injury to the building or Demised Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants or occupants. In addition to the installation of such riser or risers Landlord will also, at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection


                                  Page l0 of 18
therewith subject to the aforesaid terms and conditions. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the building or the risers or wiring installations. It is further covenanted and agree by Tenant that all the aforesaid costs and expenses shall be paid by Tenant to Landlord within five (5) days after rendition of any bill or statement to Tenant therefore. Tenant shall make no alterations or additions to the electrical equipment and/or appliances without the prior consent of the Landlord.

20. DRUGS AND ALCOHOL

Should Anthony Maestri be convicted for possession, solicitation or use of drugs in and/or about the Demised Premises the Overtenant shall then have the right to terminate this Sublease Agreement and evict Undertenant from the Demised Premises. Should any employee of Anthony Maestri and/or Undertenant be arrested in the Demised Premises for possession, solicitation or use of drugs in and/or about the Demised Premises such employee shall be discharged by Undertenant upon Overtenant's request. Should the Undertenant refuse or fail to discharge such employee Overtenant shall then have the right to terminate this Sublease Agreement and evict the Undertenant from the Demised Premises. Should the same customer or patron of the Undertenant's business be arrested on the Premises three (3) times for the possession, solicitation and/or use of drugs in and or about the Demised Premises Overtenant shall have the right to terminate this Sublease Agreement and evict the Undertenant from Demised Premises.

21. WINDOW OBSTRUCTIONS

The windows to the Demised Premises shall not be blocked or otherwise obstructed as to hamper the visibility of the interior of the Demised Premises from the street such that police surveillance will not be unreasonably impeded.

22. UTILITIES

The Landlord will not provide any utilities to the premises and the Tenant will arrange for and pay all the costs associated with any utilities including but not limited to the installation of water, gas, electric and other meters.

23. USE/OCCUPATION

Subtenant shall use the premises as an internet access, computer learning center and sales of technology, audio and video products, related softgoods, hardware and telecommunications equipment and services store, and for all other operations necessary or incidental to the conduct of its business, or for any other purpose permitted under applicable zoning ordinances and restrictive covenants.

23a) SUBSEQUENT USE AND OCCUPATION


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

Should the Demised Premises not be used by Tenant as aforestated hereinabove during the term of this Sublease, then the Landlord's written permission and authorization for such subsequent use and occupancy shall be required, but Landlord agrees such permission of authorization by Landlord shall not be unreasonably withheld with respect to any other lawful use or occupation.

24. BASEMENT ACCESS/PARKING/BACKYARD

The appurtenant basement and/or cellar in the building wherein the Demised Premises is situated is included in the Sublease and the Tenant shall have access thereto. This agreement does not afford Tenant parking facilities or parking spaces in or appurtenant to the Demised Premises or use and/or occupancy of the backyard appurtenant thereto. However, Undertenant shall have access to backyard for ingress and egress to the Demised Premises.

25. HOURS OF OPERATION

The Tenant agrees that the Demised Premises hours of operation shall not be earlier than 7 am or later than 2 am without the prior written consent of the Landlord.

26. COMMENCEMENT OF LEASE

The Landlord and the Tenant agree that the Sublease will begin on the date of execution. The Tenant will not be given a grace period and its obligations herein shall commence at this time.

27. SECURITY DEPOSIT AND FIRST MONTH'S RENT

Subtenant shall deposit with Overtenant a security deposit which is equivalent to two (2) months fixed rent and pay the first month's rent upon signing this Sublease. Failure to make such payments shall be deemed an event of default.

28. REAL ESTATE TAX ESCALATION

In addition to the base rent the Tenant agrees to pay any increase to real estate taxes (but only Tenant's pro rata portion) thereof to Landlord starting on July 16th, 2007 over to the taxes from the 1998/1999 tax year which shall be paid by Tenant within five (5) days of receipt of invoice therefore and service of a copy of such tax payment due by Tenant.

29. LIMITED RIGHT OF ASSIGNMENT OR SUBLET

Notwithstanding anything in this Sublease or Rider except Paragraph 31(a) herein this Sublease is not assignable, nor shall the Tenant sublet any of the space included in the Demised Premises without the Landlord's express written permission which shall not unreasonably be withheld.

30. VAULT TAX

The Tenant shall pay any Vault Taxes or charges which may be attributable to the Premises on a pro rata basis.

31. TENANT'S CORPORATE AUTHORITY

Urban Cool Network, Inc., the Tenant herein, shall provide the Landlord with a corporate resolution authorizing Jacob R. Miles, III. as its President to enter into this Lease and to bind Urban Cool Netwrok, Inc., to the terms and obligations under this Lease.

32. ADVERTISEMENT ON SIDE OF BUILDING

Tenant shall have the right to affix an Urban Cool Network, Inc. logo on the building wherein the Premises is situated. However said right shall be upon the Landlord's written approval after a review of a sketch of such logo which shall be painted or affixed on said building in a workman like and professional manner. Upon termination of the Lease, Tenant shall remove said logo in a workmanlike and professional manner. Tenant shall deposit the sum of $500.00 with the Landlord to be held in a separate interest bearing account to assume the Tenant's performance.

33. STANDARD SIGNAGE

Tenant has the right to install the customary and usual display and pole-type signs of Urban Cool Network, Inc., on and adjacent to the Premises subject to applicable zoning ordinances and restrictive covenants, rules, regulations by the City of New York or the State of New York.

34. AMERICANS WITH DISABILITIES ACT

Tenant shall be responsible for complying with the Americans with Disabilities Act only within the leased and not including any demising walls, doors, or entry points or other access to the Demised Premises.

35. PERCENTAGE OF SALES AS RENT

Nothing herein shall be construed as rent or Additional Rent based upon a percentage of Tenant's sales.

36. NOISE

Undertenant shall not permit noise to emanate from the premises at a sound level which shall in any way disturb other tenants of the building or a level that exceeds the level of sound emanating from other floors for the building. This Article shall directly bind any successors in interest to the Undertenant. Undertenant agrees that if at any time Undertenant violates any of the provisions of this Article such violation shall be deemed a breach of a substantial obligation of the terms of this Sub-Lease.

37. PORNOGRAPHY

Undertenant agrees that the value of the Demised Premises will be substantially diminished and the reputation of Overtenant and the partners of the Owner will be seriously injured if the premises are used for any obscene or pornographic purposes or any sort of commercial sex establishment. Undertenant agrees that Undertenant will not bring or permit any obscene or pornographic material on the premises, and shall not conduct or permit any obscene, nude or semi-nude live performances on the premises, nor permit use of the premises for nude modeling, rap sessions, or as a massage parlor. Undertenant also agrees that it will not permit the production or processing of any video tape, film, or photography on the premises which depict explicit sexual acts. Undertenant agrees further that it will not permit any of the herein mentioned uses by any subleases or assignee of the premises. This Paragraph shall bind successors in interest to the Undertenant. Undertenant agrees that any violation of the term of this Paragraph shall be deemed a breach of a substantial obligation of the Undertenant under this Sublease. Pornographic material, for purposes of this Paragraph, is defined as any written or pictorial matter with prurient appeal or any object or instrument primarily used for lewd or prurient sexual activity.

38. ODORS

Undertenant shall not cause or permit any unusual or objectionable odors, by rodents or waste material to emanate from the Demised Premises. Undertenant covenants that it will hold Overtenant harmless against all claims, damages or causes of action for damages arising after the commencement of the term of this Sublease and will indemnity the Overtenant from any suits, orders or decrees and judgments entered there, brought on account of any such emanation from the Demised Premises of unusual or objectionable odors, by-products or waste material. Undertenant covenants to pay any attorney's fees and other legal expenses incurred by Overtenant in connection with any claim or suit as described in this Paragraph.

39. LANDLORD'S REASONABLE CONSENT

Wherever in this Lease Landlord's consent or approval is required, or Landlord's judgment or discretion is to be exercised in any way (no matter how designated), Landlord agrees to act and make its determination reasonably in all such circumstances and to make all discretionary determinations, however designated, with reasonable promptness.

40. LANDLORD'S FURTHER COVENANTS

Landlord represents, warrants and covenants that (a) attached hereto as Exhibit A is a true and complete copy of the Certificate of Occupancy currently in effect for the building; (b) attached hereto as Exhibit B is a true and complete copy of the Lease pursuant to which Landlord has right to use and occupy space within the building (the "Overlease"), which Over-lease is in full force and effect and has not been amended or modified in any way; and (c) there are no other leases or rights of use or occupancy which affect the Demised Premises. Landlord represents warrants and covenants that no default by either party has occurred under the Overlease which remains uncured. Landlord further represents warrants and covenants that to the extent Landlord is obligated under this Sublease to perform an obligation with respect to any portion of the building which is not Demised to Landlord that such obligation will be performed by the Overlandlord pursuant to the Overlease. Simultaneously herewith Landlord has delivered to Tenant a non-disturbance agreement which has been executed, acknowledged, and delivered by said Overlandlord pursuant to which said Overlandlord has agreed, among other things that in the event of a termination of the Overlease for any reason the rights of Tenant under this Sublease will be recognized by the Overlandlord and this Sublease shall become a direct Lease between Tenant and said Overlandlord upon all of the terms contained in this Sub-Lease.

41. LANDLORD'S ESTOPPLE LETTER

Landlord, at any time, and from time to time, upon at least fifteen days prior notice by Undertenant, shall execute, acknowledge and deliver to Undertenant and/or any other person, firm or corporation specified by Undertenant, a statement certifying that the Lease is unmodified and is in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modification), stating the dates to which the rent and additional rents have been paid, and stating whether or not there exists any defaults by Undertenant under the Lease, and, if so, specify each such default.

42. LANDLORD'S APPROVAL UPON SALE

Subtenant may sell, assign mortgage or transfer this Sublease and underlet the Demised Premises to be used by others in connection with the sale of the Sub-Tenant's business with the prior written consent and approval of ECDO. If ECDO is no longer Overtenant such approval in connection with sale of business shall not be required.

43. MUTUAL COVENANTS TO REPAIR IN EVENT OF FIRE OR CASUALTY LOSS

Landlord and tenant shall each use reasonable diligence to promptly complete all repairs and restorations to the Demised Premises required of Landlord and Undertenant in the event of fire or other casualty and Landlord agrees to use reasonable diligence to promptly complete (or cause completion) of all repairs and restorations to all other parts of the building so that the Demised Premises shall be fully usable by Undertenant in the event of fire casualty thereto (including, but not limited to, repairs of the roof and all mechanical and utility systems) (b) Landlord may only terminate Undertenant's lease in the event Landlord similarly terminates all other leases in the building of which the Demised Premises are a part; (c) in the event Landlord begins to rebuild or restore the building within three (3) years after termination of this Lease, Landlord shall notify Undertenant in writing upon the commencement of the building or restoration work and upon the completion of the Building or restoration work, and in such event this Lease shall, at Undertenant's option, to be exercised within ninety (90) days after the later to occur of the commencement of the rebuilding or restoration work or the date Landlord notifies Undertenant of such commencement, be deemed reinstated for the term which remained immediatey prior to the termination (plus any remaining right of extension or renewal) upon the terms and conditions set forth in this Lease; (d) in the event this Lease is reinstated in accordance with the foregoing,

Landlord shall restore the Demised Premises to their condition immediately prior to the fire or other casualty and shall deliver possession to the Undertenant no sooner than ninety (90) days after written notice of intent to deliver possession is given to Undertenant and no later than the date restoration of the remainder of the Building is completed by Landlord; (e) the reinstated term of this Lease shall commence on the sooner to occur of thirty
(30) days after the date possession is delivered in accordance with the foregoing or the date Undertenant opens the Demised Premises for business with the public (f) upon the termination of this Lease by Landlord pursuant to the provisions of this Paragraph FOURTH, Undertenant shall have the right to record a memorandum of Undertenant's rights hereunder for recording purposes and Landlord shall execute, acknowledge and deliver same to Undertenant upon request therefore by Tenant, failing which, Undertenant may, as Landlord's attorney-in-fact, execute and acknowledge same on Landlord's behalf, which power of attorney shall be irrevocable and deemed coupled with an interest (g) If Landlord is obligated to restore all or part of the Demised Premises and/or building pursuant to the provisions of this paragraph Fourth, and if such restoration cannot be completed with reasonable diligence within one (1) year after the occurrence of the fire or other casualty (as estimated by a licensed architect selected by Undertenant), then Undertenant shall have the right to terminate this Lease by giving thirty (30) days written notice of termination to Landlord.

44. SUB-TENANTS RIGHT OF CLAIM UPON EMINENT DOMAIN

Notwithstanding the foregoing, Undertenant may nevertheless claim for the value of its trade fixtures, equipment, moving expenses, and for the unamortized portion of any leasehold improvements in the event of a taking of the Demised Premises by eminent domain.

45. SUBTENANTS RIGHT TO EFFECT EMERGENCY REPAIRS

Tenant may give Landlord notice of any repair which Landlord must make or any other default on the part of Landlord and Landlord shall upon ten (10) days written notice promptly remedy the condition with due diligence. If Landlord fails to remedy same with due diligence after notice is given thereof to Landlord and in an emergency at any time, then anything in this Lease to the contrary notwithstanding, Undertenant may cause such condition to be remedied at a fair and reasonable cost and may deduct the cost thereof upon providing Landlord with proof of payment therefore, plus interest thereon at the maximum rate permitted by law from the rents and additional rents accruing.

46. LANDLORD'S RULES AND REGULATIONS

Overlord shall have the right to promulgate and enforce rules and regulations with respect to the use of common areas in the Building which shall be reasonable, non-discriminating and shall be enforced in a non-discriminatory manner.

47. ATTORNEY FEE AND COST

Overtenant and subtenant shall have a reciprocal obligation to pay attorney's fees, disbursements and costs in the event of a default of their obligation under the Sublease. Such payments shall be made within thirty (30) days of written notice and proof of payment thereof. In the event Overtenant and Subtenant do not dispute the same Subtenant may deduct same from the next months rent due and Overtenant may charge the same as additional rent due on the next month rental.

48. LANDLORDS COVENANT UPON TRANSFER OF TITLE

Overtenant shall only be released from further liability from this Sublease accruing after a transfer of title provided the transferee first executes, acknowledges and delivers to Sub-tenant an assumption of Overtenant's obligations under this Sublease.

49. LANDLORD COVENANT OF REASONABLENESS

Wherever in this Sublease Overtenant's consent or approval is required, or Overtenant's judgment is to be exercised in any way, no matter how designated, Overtenant agrees to act and make its determination reasonably in all such circumstances and to make all discretionary determinations, however designated, with reasonable promptness.

50. INSTALLATION OF SECURITY SURVEILLANCE CAMERA(S)

Tenant at its own cost and expense shall have the right to install and maintain security surveillance cameras throughout the Demised Premises.

51. SIGNAGE

Tenant, at its own cost and expense shall have the right to affix a sign baring its logo in, on or around the building wherein the Demised Premises are situated. However, such right shall be subject to the Landlord's consent which shall not be unreasonably withheld. Tenant shall affix a sign or logo consistent with the provisions hereinabove.

ACCEPTED AND AGREED THIS 8th DAY 0F Feb, 1998.

OVERTENANT:       ECDO
                  475 RIVERSIDE DRIVE, ROOM 1940
                  NEW YORK, NEW YORK 10115-1940


BY:               /s/ Janice Berthoud
                  -------------------
                  JANICE BERTHOUD
                  EXECUTIVE DIRECTOR

UNDERTENANT:   URBAN COOL NETWORK, INC.
               3416 HIGHTIMBER ROAD
               GRAPEVINE, TEXAS 76051

BY:            /s/ Jacob R. Miles, III
               -----------------------
               JACOB R. MILES, III
               PRESIDENT


                                   WITNESSED AND ACKNOWLEDGED

                                   JAMES VAN DER ZEES HOUSES
                                   ASSOCIATES L.P.
                                   c/o ECUMENICAL COMMUNITY
                                   DEVELOPMENT ORGANIZATION
                                   475 RIVERSIDE DRIVE - ROOM 1940
                                   NEW YORK, NEW YORK 10115-1940

                                   BY:____________________________
                                   PRINT NAME

                                   -------------------------------
                                   AUTHORIZED SIGNATURE

                             URBAN COOL NETWORK INC.                       1106
                              www.urbancoolnet.com
                                   2929 ELM ST
                                DALLAS, TX 75226                     32-115/1110
                                  817-329-6259                        BRANCH 864

                                                                    DATE 2/08/99
PAY
TO THE
ORDER OF          ECDO                                                  $1633.32
        -----------------------------------------------
One thousand six hundred and thirty three & 32/100 cts.
------------------------------------------------DOLLARS

[LOGO] CHASE      Chase Bank of Texas, N.A.
                  5000 Colleyville Blvd.
                  Colleyville, TX 76034

FOR 439 West 125th St.                                /s/ [ILLEGIBLE]
    ------------------